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                                                                       Exhibit 1

                                CALL AGREEMENT

         CALL AGREEMENT, dated as of September 15, 1999 (this "Agreement"), by and among , MR. LOWELL W. PAXSON, SECOND CRYSTAL DIAMOND LIMITED PARTNERSHIP, a Nevada limited partnership, and PAXSON ENTERPRISES, INC., a Nevada corporation (collectively, the "Call Stockholders") and NBC PALM BEACH INVESTMENT II, INC., a California corporation (together, with its permitted transferees, the "Investor").

                             W I T N E S S E T H:

         WHEREAS, concurrently with the execution and delivery of this Agreement, Paxson Communications Corporation, a Delaware corporation (the "Company") and the National Broadcasting Company, Inc., a Delaware corporation, have entered into an Investment Agreement, dated as of September 15, 1999 (the "Investment Agreement"); and

         WHEREAS, the Call Stockholders are the record and beneficial owners of 8,311,639 shares of Class B Common Stock, par value $0.001 per share, of the Company; and

         WHEREAS, the Call Stockholders have agreed to grant the Investor the right to purchase the Call Shares subject to certain terms and conditions.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                 DEFINED TERMS

         Section 1.1 Definitions. Unless otherwise defined herein, capitalized terms defined in the Investment Agreement are used herein as defined therein. As used in this Agreement, the following terms shall have the meanings set forth below:

                  "Call Shares" shall mean the 8,311,639 shares of Class B Common Stock, par value $0.001 per share, of the Company, and any shares of Common Stock or other


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         securities that may be received by the Call Stockholders with respect to such Call Shares (x) as a result of a stock dividend on or split of Call Shares or (y) on account of Call Shares in a merger, combination, recapitalization or other transaction involving the Company.

                                  ARTICLE II

                                  CALL RIGHT

         Section 2.1 Call Right. (a) The Call Stockholders hereby grant to the Investor an irrevocable option to (i) purchase from the Call Stockholders all of the Call Shares on the terms and conditions set forth herein and (ii) to designate a nominee to purchase from the Call Stockholders all of the Call Shares on the terms and conditions set forth herein (the "Call Right").

         (b) At any time on or after February 1, 2002 or, if sooner, the triggering of the Investor's right to effect an Accelerated Buyout, provided the Investor has exercised in full Warrant B, the Investor may exercise the Call Right, in whole but not in part, and purchase the Call Shares for a purchase price (the "Call Price") equal to the greater of (i) $22.50 per share, if the Call Right is exercised by delivery of the Call Notice (as defined below) on or prior to the third anniversary of the Closing Date, or $20.00 per share, if the Call Right is exercised by delivery of the Call Notice after the third anniversary of the Closing Date or in the event of an Accelerated Buyout (the "Call Floor Price") and (ii) the average of the closing prices of the Class A Common Stock on the American Stock Exchange (or other applicable exchange), for the 45 consecutive trading days ending on the trading date immediately preceding the date of the Call Notice; provided that notwithstanding the foregoing, in the case of clause (ii) the Call Price shall not be lower than 17.5% below, or higher than 17.5% above, the average of the closing sales prices of the Common Stock for the six-month period ending on the trading date immediately preceding the date of the Call Notice. The Call Price (and the reference to $22.50 and $20.00) shall be subject to adjustment in the same manner as the Exercise Price is adjusted in Section 9 of Warrant A.

         Section 2.2 Call Notice. Notice of the exercise of the Call Right (the "Call Notice") shall be sent to the Call Stockholders at the addresses provided for in Section 5.1. The Call Notice shall state the Call Price and the manner, time and place at which payment for the Call Shares will be



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made. The Investor shall fix the date for the exercise of the Call Right (the
"Call Date") no earlier than thirty (30) but not more than sixty (60) days after the Call Notice is sent, unless otherwise agreed to by the Investor and the Call Stockholders.

         Section 2.3 Closing. The closing ("Call Closing")of the exercise of the Call Right shall take place on the Call Date at the place designated by the Investor and set forth in the Call Notice. At the Call Closing (i) the Call Stockholders shall deliver to the Investor, or its nominee, certificates representing all of the Call Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, with all necessary stock transfer stamps affixed thereto and (ii) the Investor, or its nominee, shall pay the aggregate Call Price by wire transfer in immediately available funds to the account or accounts specified by the Call Stockholders three days prior to the date of the Call Closing. The obligation of the Investor to pay the Call Price shall be subject to the receipt of all the Call Shares free and clear of any Lien.

         Section 2.4 Limitation on Transfer of the Call Shares. The Call Stockholders shall not Transfer any of the Call Shares except as specifically permitted pursuant to this Section 2.4. Prior to the sixth anniversary of the date hereof, the Call Stockholders may not Transfer the Call Shares. If the Investor has not exercised the Call Right prior to the sixth anniversary of the Closing Date, then thereafter (i) upon ninety (90) days' prior written notice to the Investor and (ii) subject to the restrictions on Transfer set forth in
Section 4.2 of the Stockholder Agreement, the Call Stockholders may transfer any or all of the Call Shares; provided, however, that during such ninety day notice period, the Investor may exercise the Call Right pursuant to this Agreement. Upon any permitted transfer of the Call Shares pursuant to this section 2.4, such transferred Call Shares shall no longer be subject to the Call Right.

         Section 2.5 Conversion of Call Shares. The Call Stockholders shall not convert any of the Call Shares into any other security of the Company.

         Section 2.6 Legends. The Call Stockholders agree to the imprinting, for so long as appropriate, of substantially the following legends on certificates representing any of the Call Shares:



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         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF
         A STOCKHOLDER AGREEMENT, DATED AS OF SEPTEMBER 15, 1999, AMONG PAXSON COMMUNICATIONS CORPORATION, LOWELL W. PAXSON, SECOND CRYSTAL DIAMOND LIMITED PARTNERSHIP, PAXSON ENTERPRISES AND NATIONAL BROADCASTING COMPANY, INC.

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A CALL AGREEMENT DATED AS OF SEPTEMBER 15, 1999, AMONG SECOND CRYSTAL DIAMOND LIMITED PARTNERSHIP, PAXSON ENTERPRISES, INC. AND NATIONAL BROADCASTING COMPANY, INC.

         Section 2.7 Expiration of the Call Right. The Call Right shall expire on the earlier of (i) the termination of the Investor Rights pursuant to
Section 10.12 of the Investment Agreement and (ii) the tenth anniversary of the date hereof.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

         Section 3.1 Representations and Warranties of the Call Stockholders. Each Call Stockholder represents and warrants to the Investor as follows:

                  (a) Corporate Existence; Compliance with Law. Such Call Stockholder, if not an individual, (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to conduct business and is in good standing in each jurisdiction where the conduct of its affairs requires such qualification; (iii) has the requisite corporate, partnership, trust or other power and authority and the legal right to own, pledge, mortgage or otherwise encumber its properties, and to conduct its affairs as now, heretofore and proposed to be conducted;
         (iv) is in compliance with its charter, by-laws and other organizational documents; and (vi) is in compliance with all applicable provisions of law (including, without limitation, the Communications Act), except where the failure to comply, individually or in the aggregate, (x) could not reasonably be expected to have a material adverse effect on such Call Stockholder (y) or would not have an adverse effect on the ability of such Call Stockholder to perform its obligations hereunder.



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                  (b) Corporate Power, Authorization, Enforceable Obligations.
         The execution, delivery and performance by such Call Stockholder of this Agreement and its obligations hereunder: (i) are within its corporate, partnership, trust or other power; (ii) have been duly authorized by all necessary or proper corporate, partnership, trust and shareholder or other action; (iii) do not contravene any provision of its charter, bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any court or governmental entity applicable to it; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which it or any of its property is bound; (vi) do not result in the creation or imposition of any material lien upon any of its property; and (vii) do not require the consent or approval of any other Person, except (A) the filing of all notices, reports and other documents required by, and the expiration of all waiting periods under, the HSR Act, and (B) the filing of all notices, reports and other documents required by the rules and regulations promulgated by the FCC. This Agreement is duly executed and delivered by such Call Stockholder and this Agreement constitutes the legal, valid and binding obligation of such Call Stockholder enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally and subject to the availability of equitable remedies.

                  (c) Capitalization; Ownership. As of the date hereof and upon delivery of and payment for the Call Shares at the Call Closing as provided herein, the Investor will acquire good title to the Call Shares, free and clear of all Liens (other than any Lien created by the Investor). Such Call Stockholder is not a party to, and none of them have any knowledge of any, voting trusts, proxies or any other agreements or understandings with respect to the Call Shares. Upon delivery to the Investor, and payment for the Call Shares pursuant to the Call Agreement, the Investor shall own all of the outstanding shares of Class B Common Stock.



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         Section 3.2 Survival of Representations and Warranties. All
representations and warranties made herein or in any certificates delivered in connection with the Call Closing shall survive for a period of three years after the Call Closing.

                                  ARTICLE IV

                               OTHER AGREEMENTS

         Section 4.1 Governmental Filings. Each of the Call Stockholders and the Investor will make as promptly as practicable after notice to such effect by the Investor to the Call Stockholders, all filings required to be made, if any, by it under the Communications Act or the rules and regulations related thereto with regard to the transactions which are the subject of this Agreement (including, without limitation, the purchase of shares pursuant to the Call Agreement and the holding of the Call Shares) and each of them will take all reasonable steps within its control (including providing information to the FCC) to obtain any required consents or approvals as promptly as practicable. The Call Stockholders and the Investor will each provide information and cooperate in all other respects to assist the other of them in making its filings under the Communications Act.

                                   ARTICLE V

                                 MISCELLANEOUS

         Section 5.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows:

         (a) If to the Investor, to:

             NBC PALM BEACH INVESTMENT II, INC.

             c/o National Broadcasting Company, Inc.
             30 Rockefeller Plaza
             New York, New York 10112
             Attention: General Counsel
             Fax: 212-664-2648



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             with a copy to:

             Simpson Thacher & Bartlett
             425 Lexington Avenue
             New York, New York 10017
             Attention: John W. Carr
             Fax: (212) 455-2502

         (b) If to the Call Stockholders, to:

             Lowell W. Paxson
             601 Clearwater Park Road
             West Palm Beach, Florida 33401
             Fax: 561-655-9424

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

         Section 5.2 Entire Agreement; Amendment. This Agreement and the Stockholder Agreement and the documents described herein and therein or attached or delivered pursuant hereto or thereto set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

         Section 5.3 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         Section 5.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

         Section 5.5 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable



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to contracts executed and performed within such state, and each party hereby submits to the jurisdiction of any state or U.S. federal court sitting within the County of New York. The parties hereto waive all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this agreement.

         Section 5.6 Successors and Assigns; Third Party Beneficiaries. The Call Stockholders may not assign any of their rights or delegate any of its duties under this Agreement without the prior written consent of the Investor. Subject to applicable law and the following sentence, the Investor may assign its rights under this Agreement in whole or in part only in accordance with the Stockholder Agreement or to any Affiliate of the Investor, but no such assignment shall relieve the Investor of its obligations hereunder. The Investor shall not assign any rights under this Agreement unless such assignee expressly assumes all of the obligations of the Investor associated with the rights proposed to be assigned. Any purported assignment in violation of this Section shall be void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors, and for the benefit of no other Person.

         Section 5.7 Arbitration. Any controversy, dispute or claim arising out of, in connection with or in relation to the interpretation, performance or breach of this Agreement, shall be determined, at the request of any party, by arbitration in a city mutually agreeable to the parties to such controversy, dispute or claim, or, failing such agreement, in New York, New York, before and in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association, and any judgment or award rendered by the arbitrator will be final, binding and unappealable and judgment may be entered by any state or Federal court having jurisdiction thereof. the pre-trial discovery procedures of the Federal Rules of Civil Procedure shall apply to any arbitration under this Section 4.7. Any controversy concerning whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Section 4.7 shall be determined by the arbitrator. The arbitrator shall be a retired or former United States District Judge or other person acceptable to each of the parties,



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provided such individual has substantial professional experience with regard to corporate or partnership legal matters. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

         Section 5.8 Remedies. No right, power or remedy conferred upon the Investor in this Agreement shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Agreement or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the Investor, the Company and the Call Stockholders and no delay in exercising any right, power or remedy conferred in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

         Section 5.9 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

         Section 5.10 Headings, Captions and Table of Contents. The section headings, captions and table of contents contained in this agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.



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         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized representative all as of the date first above stated.



                                   SECOND CRYSTAL DIAMOND LIMITED
                                   PARTNERSHIP

                                   By: Paxson Enterprises, Inc.



                                        By:
                                            -----------------------------------
                                            Name:
                                            Title:



                                   PAXSON ENTERPRISES, INC.



                                        By:
                                            -----------------------------------
                                            Name:
                                            Title:




                                   NBC PALM BEACH INVESTMENT II,
                                   INC.



                                        By:
                                            -----------------------------------
                                            Name:
                                            Title:



                                   MR. LOWELL W. PAXSON



                                        By:
                                            -----------------------------------





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